Exhibit 10.13

AMENDMENT TO 2009 EQUITY INCENTIVE PLAN

On February 23, 2012, the Compensation Committee of the Board of Directors of National Bank Holdings Corporation (the “Company”), as administrator of the Company’s 2009 Equity Incentive Plan (the “2009 EIP”), determined that, subject to the approval of the Company’s stockholders:

The number of shares of Company common stock reserved for issuance under the 2009 EIP shall be increased by a number of shares equal to 10% of the number of shares of Common Stock issued by the Company in its initial public offering of newly issued shares of Common Stock.

The foregoing increase was approved by the stockholders of the Company on March 22, 2012.